EXHIBIT 10.2

WEIS MARKETS, INC.
CEO INCENTIVE AWARD PLAN
Effective January 1, 2010

1. Purposes.

The purposes of the Weis Markets, Inc. CEO Incentive Award Plan are to provide a strong financial incentive each year for performance of the Company's Chief Executive Officer ("CEO") by making a significant percentage of the CEO's total cash compensation dependent upon the level of corporate performance attained for the year, and to encourage the CEO to remain in the employ of the Company through the period described in this Plan until the awards hereunder vest under the Plan.

2. Definitions in Last Section.

Unless defined where the term first appears in the Plan, capitalized terms shall have the meanings given in Section 6.

3. CEO Incentive Award.

(a)	Establishment of Incentive Award. Pursuant to this Plan, the Participant shall be entitled to an Incentive Award for each Plan Year, consisting of two parts:

	(i)	Retention Award. The Participant shall be entitled to receive a retention award equal to the Base Salary (as defined in the then current employment agreement between the Company and the CEO (the "Employment Agreement")) paid to the Participant for such Plan Year;

	(ii)	Profit Performance Award. The Participant shall be entitled to receive a profit performance award (the "Profit Performance Award") equal to the Base Salary paid to the Participant for such Plan Year if, and only if, the Net Income of the Company increases by 5% or more from the Net Income of the immediately preceding Plan Year (the "Performance Target"); and

Although the right to receive awards under this Plan are measured and determined on an annual basis as described in subsections (i) and (ii) above, except as set forth in Section 3(g), no award shall be payable or paid to the CEO until after December 31, 2014, subject to the terms set forth in Section 3(e), and failure to meet the requirements of Section 3(e) shall result in the forfeiture of such awards.

(b)	Determination and Certification of Incentive Award Amount. Within three months following the end of the Plan Year, the Committee shall determine in accordance with the terms of the Plan and shall certify in writing whether the Performance Target was achieved. For this purpose, approved minutes of the meeting of the Committee at which the certification is made shall be sufficient to satisfy the requirement of a written certification. The amount of any Incentive Award, as so certified by the Committee, shall be communicated in writing to the Participant.

(c)	Definition of Accounting Terms. In considering the Performance Target for any Plan Year, the Committee may define accounting terms so as to specify in an objectively determinable manner the effect of changes in accounting principles, extraordinary items, discontinued operations, mergers or other business combinations, acquisitions or dispositions of assets and the like, including in connection with the definition of "Net Income." Unless otherwise so determined by the Committee, accounting terms used by the Committee in determining Performance Target shall be defined, and the results based thereon shall be measured, in accordance with generally accepted accounting principles as applied by the Company in preparing its consolidated financial statements and related financial disclosures for the Plan Year, as included in its reports filed with the Securities and Exchange Commission.

(d)	Maximum Incentive Award. For any Plan Year of the Company, the maximum amount of the Incentive Award payable to a Participant shall be limited to $1,500,000.

(e)	Employment Requirement for Incentive Award Payment and Exception Thereto.

	(i)	Payment of an Incentive Award to a Participant for a Plan Year shall be made only if, and to the extent that, the foregoing requirements of this Section 3 have been met with respect to the Plan Year.

	(ii)	Unless otherwise determined by the Committee, and except as provided in Section 3(g), payment of an Incentive Award to a Participant shall be made only if the Participant is employed by the Company as its CEO for the entire term of this Plan (from January 1, 2010 through December 31, 2014).

(f)	Time of Payment. Except as provided in Section 3(g) hereof, and subject to any deferral election made by the Participant under any deferral plan of the Company then in effect, any Incentive Award to which a Participant becomes entitled under this Section 3 shall be paid in a lump sum cash payment within 2 ½ months after December 31, 2014, subject to determination and certification by the Committee of each Profit Performance Award for each Plan Year as set forth in Section 3(b), provided, however, in the event an amount is conditioned upon a separation from service and not compensation the Participant could receive without separating from service, then payment shall be made to a Participant who is a "specified employee" under Section 409A of the Code on the first day following the six-month anniversary of the Participant's separation from service.

(g)	Termination Without Cause; Death. Notwithstanding Section 3(e), if the Participant's employment is subject to a Without Cause Termination (as defined in the Employment Agreement), the Company shall pay the Participant as follows:

If the Without Cause Termination occurs
	on or between the following dates:	Amount to be Paid

	January 1, 2011 to December 31, 2011	$1,000,000

	January 1, 2012 to December 31, 2012	$1,500,000

	January 1, 2013 to December 31, 2013	$2,000,000

	January 1, 2014 to December 31, 2014	$2,500,000

Any such amount shall be paid in a lump sum cash payment within 2 ½ months after the end of the calendar year in which such Without Cause Termination occurs; provided, however, in the event an amount is conditioned upon a separation from service and not compensation the Participant could receive without separating from service, then payment shall be made to a Participant who is a "specified employee" under Section 409A of the Code on the first day following the six-month anniversary of the Participant's separation from service.

Notwithstanding Section 3(e), upon the death of the Participant, the Company shall pay $1,000,000 to the spouse of the Participant should she survive him or otherwise to the estate of the Participant. Such payment shall be made within sixty (60) days of the date of death of the Participant.

For the avoidance of doubt, in the case of any other termination of employment of Participant prior to December 31, 2014, including for disability, retirement, resignation by Participant or Termination for Cause (as defined in the Employment Agreement), Participant shall not be entitled to received payment of any amounts hereunder.

4. Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to construe and interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, any Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Incentive Award hereunder.

5. General Provisions.

(a)	No Right to Continued Employment. Nothing in the Plan or in any Incentive Award hereunder shall confer upon any Participant the right to continue in the employ of the Company either as CEO or in any other capacity or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

(b)	Cancellation and Recoupment of Awards. Incentive Awards may be cancelled without payment and/or a demand for repayment of any Incentive Awards may be made upon a Participant pursuant to the provisions set forth below.

If the Committee determines that the Participant has been incompetent or negligent in the performance of his or her duties or has engaged in fraud or willful misconduct, in each case in a manner that has caused or otherwise contributed to the need for a material restatement of the Company's financial results, the Committee will review all performance-based compensation awarded to or earned by the Participant on the basis of performance during fiscal periods affected by the restatement. If, in the Committee's view, the performance-based compensation would have been lower if it had been based on the restated results, the Committee and the Company will, to the extent permitted by applicable law, seek recoupment from the Participant of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances. Generally, this review would include consideration of:

the Committee's view of what performance-based compensation would have been awarded to or earned by the Participant had the financial statements been properly reported;
the nature of the events that led to the restatement;
the conduct of the Participant in connection with the events that led to the restatement;
whether the assertion of a claim against the Participant could prejudice the Company's overall interests and whether other penalties or punishments are being imposed on the Participant, including by third parties such as regulators or other authorities; and
any other facts and circumstances that the Committee deems relevant.

(c)	Withholding Taxes. The Company shall deduct from all payments under the Plan any taxes required to be withheld by federal, state or local governments.

(d)	Amendment of the Plan. The Committee may make such amendments as it deems necessary to comply with the Code or other applicable laws, rules and regulations.

(e)	Participant Rights. No Participant in the Plan for a particular Plan Year shall have any claim to be granted any target Incentive Award under the Plan for any subsequent Plan Year, and there is no obligation for uniformity of treatment of Participants.

(f)	Unfunded Status of Incentive Awards. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant with respect to an Incentive Award, nothing contained in the Plan or any related document shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(g)	Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

(h)	Effective Date and Term. The effective date of the Plan shall be January 1, 2010. The Plan shall continue in effect until the Plan Year ending December 31, 2014, subject to the continued employment of the Participant.

6. Definitions.

The following terms, as used herein, shall have the following meanings:

(a)	"Board" shall mean the Board of Directors of the Company.

(b)	"Chief Executive Officer" or "CEO" shall mean the Chief Executive Officer of the Company.

(c)	"Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

(d)	"Committee" shall mean the Compensation Committee or any other committee or subcommittee designated by the Board to administer the Plan.

(e)	"Company" shall mean Weis Markets, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania, or any successor corporation.

(f)	"Employment Agreement" shall have the meaning given to such term in Section 3(a)(i).

(g)	"Incentive Award" shall mean any Incentive Award to which a Participant becomes entitled pursuant to the Plan under Section 3(a)(i) or Section 3(a)(ii), as the case may be, in the aggregate; the establishment of an Incentive Award with respect to a Participant pursuant to Section 3(a) hereof does not, by itself, entitle the Participant to payment of any Incentive Award hereunder; an Incentive Award must be earned and become payable pursuant to other provisions hereof.

(h)	"Net Income" shall mean the "net income" as set forth in the Company consolidated statements of income; provided, however, that in comparing the Net Income for a particular Plan Year (the "Current Year") to the Net Income for the prior Plan Year (the "Prior Year"), such comparison shall be done on a "same store profit comparison," meaning that in calculating Net Income for a Current Year, only the results of stores in such Current Year that also were in operation as of December 31 in the Prior Year shall be included.

(i)	"Participant" shall mean an individual serving as CEO of the Company for whom an Incentive Award is established by the Committee with respect to the relevant Plan Year.

(j)	"Performance Target" shall have the meaning given to such term in Section 3(a)(ii).

(k)	"Plan" shall mean this Weis Markets, Inc. CEO Incentive Award Plan, as amended from time to time.

(l)	"Plan Year" shall mean the Company's fiscal year (which is, on the effective date of this Plan, the calendar year).

(m)	"Profit Performance Award" shall have the meaning given to such term in Section 3(a)(ii).

The undersigned acknowledges that he has reviewed and agrees to the terms of this CEO Incentive Award Plan.

/s/ David J. Hepfinger
David J. Hepfinger